LETTER AGREEMENT

December 10, 2008

Prolink Holdings Corp.
410 Benson Lane
Chandler, AZ 85224
Attention: ______________

Re: Amendment to Security Agreement, Warrants, Notes and Overadvance Side Letter

Reference is hereby made to (i) that certain Second Amended and Restated Security Agreement dated as of September ___, 2008 by and among Prolink Holdings Corp., a Delaware corporation ("**Parent**"), Prolink Solutions, LLC, a Delaware company ("**Solutions**" and together with the Parent, the, the "**Companies**" and, each a "**Company**"), LV Administrative Services, Inc., as administrative and collateral agent (the "**Agent**"), and the Lenders from time to time party thereto (the "**Lenders**" and together with the Agent, the "**Creditors**") (as amended, modified and/or supplemented from time to time, the "**Security Agreement**"), (ii) that certain Second Amended and Restated Secured Revolving Note, dated March 31, 2008, issued by the Companies to Calliope Capital Corporation ("**CCC**") (as amended, restated, modified and/or supplemented from time to time, the "**Revolving Note**"), (iii) that certain Amended and Restated Secured Convertible Term Note, dated March 31, 2008, issued by the Companies to Valens U.S. SPV I, LLC ("**Valens US**") and subsequently assigned in part to certain of the Lenders (as amended, modified and/or supplemented from time to time, the "**First Note**"), (iv) that certain Amended and Restated Secured Convertible Term Note, dated March 31, 2008, issued by the Companies to Valens Offshore SPV I ("**Valens Offshore**") and subsequently assigned in part to certain of the Lenders (as amended, modified and/or supplemented from time to time, the "**Second Note**"), (v) that certain Amended and Restated Convertible Term Note, dated March 31, 2008, issued by the Companies to PSource Structured Debt Limited ("**PSource**") and subsequently assigned in part to certain of the Lenders (as amended, modified and/or supplemented from time to time, the "**Third Note**", and together with the First Note and the Second Note, the "**Notes**"), and (vi) that certain Common Stock Purchase Warrant, dated August 17, 2007 issued by the Parent to CCC and subsequently assigned in full to PSource (the "**Warrant**", and together with the Security Agreement, the Notes and the Ancillary Agreements referred to in the Security Agreement, the "**Documents**"). Capitalized terms used but not defined herein shall have the meanings ascribed such terms in the Documents or as set forth on Annex A hereto, as applicable.

The Companies and the Creditors have agreed to make certain changes to the Documents as set forth herein:

Amendment to Security Agreement

The Companies and the Creditors have agreed to make certain changes to the Security Agreement as set forth herein:

(1) (a) The Companies and the Creditors agree that Annex A to Security Agreement is hereby amended by deleting the definition of "Capital Availability Amount" appearing therein and inserting the following new definition in lieu thereof:

"Capital Availability Amount" means $6,000,000; provided however, that from December 10, 2008 through January 28, 2009, the "Capital Availability Amount" shall mean $3,750,000.00."

(b) The Companies agree to visit the Agent's office, based on the Agent's availability, no later than January 23, 2009 and make a full business presentation to the Agent.

Amendment to Warrants

(2) The Companies and the Creditors hereby agree the following Section shall be inserted immediately after Section 4 of Section 4, renumbered to 4.1 of the Warrant:

"4.2. Share Issuances. Subject to the provisions of Section 4.1 above, if the Company shall at any time issue shares of Common Stock to a person in exchange for capital other than the Holder (except pursuant to Section 4.1 above), for a consideration per share (the "Offer Price") less than the Exercise Price in effect at the time of such issuance, then the Exercise Price shall be immediately reset to such lower Offer Price."

Amendments to the Notes

(3) The Companies and the Creditors hereby agree that in respect of each Note the following new Section (c) shall be inserted immediately after Section 3.6(b) and before Section 3.7 of each such Note:

"(c) Share Issuances. Subject to the provisions of this Section 3.6, if the Parent shall at any time prior to the conversion or repayment in full of the Principal Amount issue shares of Common Stock to a person in exchange for capital other than the Holder (except pursuant to Subsection (b) above for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes of this clause (c), the term Common Stock includes, (i) the Parent's Common Stock, par value $0.0001 per share; and (ii) any other securities into which or for which any of the securities described in the preceding clause (i) may be converted or exchanged pursuant to a plan of recapitalizations, reorganization,

merger, sale or assets or otherwise; provided, however, this Section 3(c) shall apply only to the first two traunches of the conversion prices."

Overadvance Side Letter

(4) (a) Subject to satisfaction of the Overadvance Conditions (as defined below), Agent, on behalf of the Lenders, is hereby notifying the Companies of the decision made to exercise discretion granted pursuant to Section 2(a)(ii) of the Security Agreement to make Loans to the Companies during the Period (as defined below) in excess of the Formula Amount on the date hereof (the "**Overadvance**"). Subject to satisfaction of the Overadvance Conditions, the aggregate principal amount of the Overadvance as of the date hereof is $ — 0 — (the "**Initial Overadvance Amount**"). The Overadvance shall at no time exceed the lesser of (x) $775,000.00, (y) the remainder of the Capital Availability Amount less the Formula Amount as of the date of determination or (z) the Late Payment Permitted Overadvance Amount as of the date of determination (the "**Maximum Overadvance Amount**").

(b) In connection with making the Overadvance, from the date hereof through and including January 28, 2009 (the "**Period**"), the Creditors hereby waive compliance with Section 3 of the Security Agreement, but solely as such provision relates to the immediate repayment requirement for Overadvances. The Creditors further agrees that solely for such Period (but not thereafter), (i) the incurrence and existence of the Overadvance shall not trigger an Event of Default under Section 20(a) of the Security Agreement and (ii) during the Period, the rate of interest applicable to such Overadvances shall be equal to two (2%) per month of the amount of such Overadvance for all times such amounts shall be in excess of the Formula Amount (collectively, the "**Overadvance Rate**"). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on January 1, 2009 and on the first business day of each consecutive calendar month thereafter through and including the expiration of the Period, whether by acceleration or otherwise. All other terms and provisions of the Security Agreement and the Ancillary Agreements shall remain in full force and effect. For the avoidance of doubt, all proceeds applied by any Company in repayment of its obligations to any Lender hereunder and under the Revolving Note shall be first applied as a repayment of the Overadvance unless otherwise agreed by the Creditors. Once repaid, the Overadvance may be reborrowed during the Period provided that the maximum amount of the Overadvance outstanding shall not at any time exceed the Maximum Overadvance Amount.

(c) Each Company hereby acknowledges and agrees that each Lender's obligation to fund the Overadvance and each permitted reborrowing thereof after the date hereof up to the Maximum Overadvance Amount shall, at the time of such making of such Overadvance or reborrowing, and immediately after giving effect thereto, be subject to the satisfaction of the following conditions (the "**Overadvance Conditions**"): (i) no Event of Default shall exist and be continuing as of such date; (ii) all representations, warranties and covenants made by each Company in connection with the Security Agreement and the Ancillary Agreements shall be true, correct and complete as of such date; and (iii) each Company and its Subsidiaries shall have taken all action necessary to grant Agent "control" over all of such Company's and its respective Subsidiaries' Deposit Accounts (the "**Control Accounts**"), with any agreements establishing "control" to be in form and substance satisfactory to Agent

(d) The Companies hereby acknowledge that all amounts outstanding under the Overadvance (together with accrued interest and fees which remain unpaid in respect thereof) on the date of expiration of the Period shall, jointly and severally, be repaid in full by the Companies on such date of expiration. The failure to make any required repayment of an Overadvance shall give rise to an immediate Event of Default.

Miscellaneous

(5) The Parent hereby agrees, upon execution of this Letter Agreement, to issue to CCC (together with its affiliates, the "**Holder**") 750,000 shares of common stock of the Parent (the "**Shares**"). The Parent covenants and agrees that, (i) except as disclosed in the Parent's Exchange Act Filings and other than the Shares which may be granted pursuant to this Letter Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from Parent of any of its securities, (ii) the issuance of the Shares will not result in a change in the price or number of any securities of the Parent outstanding under anti-dilution or other similar provisions contained in or affecting any such securities, (iii) at the time of issuance, all issued and outstanding shares of Common Stock constituting the Shares shall be duly authorized and validly issued and fully paid and nonassessable, (iv) the rights, preferences, privileges and restrictions of the Common Stock that shall constitute the Shares are as stated in the Parent's Certificate of Incorporation as amended through the date hereof, (v) at the time of issuance, the Common Stock constituting the Shares shall be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances, (vi) at the time of issuance, the Common Stock constituting the Shares shall not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with, (vii) at the time of issuance, the Common Stock constituting the Shares shall be issued in compliance with all applicable state and federal laws concerning the issuance of securities, and (viii) it will cooperate with the Creditors, as applicable in connection with all resales pursuant to Rule 144 under the Securities Act of 1933, as amended and provide legal opinions necessary to allow such resales. The parties agree that the Shares shall be included in the registration statement that the Parent is currently preparing and about to file with the SEC, provided that (i) notwithstanding any deadline for such filing set forth in any registration statement entered into by and between the Holder and the Parent, the Parent shall be permitted to file such registration statement within fourteen (14) days following the Parent's receipt of such shareholder information from the Holder of the Shares without giving rise to an event of default that may otherwise arise under any other agreements among the parties as a result of any delay in such filing and (ii) the Holder of these shares agrees to abide by the trading restrictions in all agreements among the parties to the extent applicable to all shares of common stock of the Parent held by all Holders.

(6) The Companies, hereby jointly and severally further agree that they shall, on the earlier to occur of (i) the payout of the claim for EXIM Insurance referred to in point 4 of Exhibit A, and (ii) December 31, 2009, make a payment to Agent in cash in full of $400,000 . Upon receipt of the payment by Agent as described in this Section 6, the Agent shall (a) apply $200,000 pro rata to Valens US, Valens Offshore and PSource relative to the amount of principal indebtedness that each such Lender holds as of the date hereof as a reduction of the Principal Amount of the respective Notes held by such Lender and (b) in consideration of the foregoing, make a a

payment to CCC in the amount of $200,000 which shall be treated as additional interest (the "**EXIM Payment**"). In the event the amount to be allocated to the Principal Amount of the Notes (in subsection (a) above) is greater than the outstanding principal balance of the Note, the excess amount shall be paid to CCC as future additional interest (the "**Additional EXIM Payment**"). The EXIM Payment and, if applicable, the Additional EXIM Payment, shall be deemed fully earned on the date hereof and shall not be subject to rebate or proration for any reason.

(7) The Companies, hereby jointly and severally, further agree that they shall make a payment to Agent in an amount equal to 40% of all monetary judgments and/or awards paid to or accruing for the benefit of any Company to the extent resulting from the Litigation Claims described on Exhibit A to this Letter Agreement, excluding the claim for EXIM Insurance referred to in point 4 of Exhibit A. Upon receipt of the payment by Agent as described in this Section 7, the Agent shall (a) apply 50% of the such payment pro rata to Valens US, Valens Offshore and PSource relative to the amount of principal indebtedness that each such Lender holds as of the date hereof as a reduction of the Principal Amount of the respective Notes held by such Lender and (b) in consideration of the foregoing, make a payment to CCC in the amount of 50% of the Litigation Payment which shall be treated as additional interest (the "**Litigation Payment**"); provided however the maximum total amount of the Litigation Payment paid to CCC shall be $350,000, and any excess amount above $350,000 that would otherwise have been treated as additional interest shall be applied as a further reduction of the Principal Amount of the Notes as described in subsection (a) of this section. After receipt of the Litigation Payment, the applicable Lenders agree to restructure the remaining balance of the Notes on a straight line basis to termination. Notwithstanding anything to the contrary above, in the event the amount to be allocated to the Principal Amount of the Notes (in subsection (a) above) is greater than the outstanding principal balance of the Notes, the excess amount shall be paid to CCC as future additional interest (even if in excess of $350,000) (the "**Additional Litigation Payment**"). The Litigation Payment and, if applicable, the Additional Litigation Payment, shall be deemed fully earned on the date hereof and shall not be subject to rebate or proration for any reason.

(8) This letter may not be amended or waived except by an instrument in writing signed by each of the Companies, the Agent and each Lender. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Letter Agreement sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein. This Letter Agreement shall for all purposes be deemed to be an Ancillary Agreement.

If the foregoing meets with the Companies' approval please signify the Companies' acceptance of the terms hereof by signing below.

LV ADMINISTRATIVE SERVICES, INC., as Agent

By: ______________________
Name: Patrick Regan
Title: ~~Senior Managing~~ Director Authorized Signatory

CALLIOPE CAPITAL CORPOATION
By: Laurus Capital Management, LLC, its investment manager

By: ______________________
Name: Patrick Regan
Title: Authorized Signatory

Valens Offshore SPV I, LTD.
By: Valens Capital Management, LLC, its investment manager

By: ______________________
Name: Patrick Regan
Title: Authorized Signatory

Valens U.S. SPV I, LLC
By: Valens Capital Management, LLC, its investment manager

By: ______________________
Name: Patrick Regan
Title: Authorized Signatory

PSOURCE STRUCTURED DEBT LIMITED
By: ~~PSource Capital Limited, its investment consultant~~ Laurus Capital Management LLC its investment manager

By: ______________________
Name: Patrick Regan
Title: Authorized Signatory

PROLINK HOLDINGS CORP.

By: ______________________
Name: Lawrence D. Bain
Title: CEO

PROLINK SOLUTIONS, LLC

By: ______________________
Name: Lawrence D. Bain
Title: CEO

ANNEX I

DEFINITIONS

"First Eligible Accounts" means each Account of each Company which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Account Debtor and there shall not have been asserted any offset, defense or counterclaim; (d) continues to be in full conformity with the representations and warranties made by such Company to the Agent with respect thereto; (e) the Agent is, and continues to be, satisfied, in its reasonable credit judgment, with the credit standing of the Account Debtor in relation to the amount of credit extended; (f) there are no facts existing or threatened which are likely to result in any adverse change in an Account Debtor's financial condition; (g) is documented by an invoice in a form approved by the Agent and shall not be unpaid more than one hundred twenty (120) days from invoice date; (h) not more than twenty-five percent (25%) of the unpaid amount of invoices due from such Account Debtor remains unpaid more than one hundred twenty (120) days from invoice date; (i) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of the Agent or represents a check in payment of an Account; (j) the Account Debtor is located in the United States, the United Kingdom or Canada; (k) the Agent has a first priority perfected Lien in such Account and such Account is not subject to any Lien other than Permitted Liens; (l) does not arise out of transactions with any employee, officer, director, stockholder or Affiliate of any Company; (m) is payable to such Company; (n) does not arise out of a bill and hold sale prior to shipment and does not arise out of a sale to any Person to which such Company is indebted; (o) is net of any returns, discounts, claims, credits and allowances; (p) is net of any royalty fees payable by such Company in connection with such Account; (q) if the Account arises out of contracts between such Company, on the one hand, and the United States, on the other hand, any state, or any department, agency or instrumentality of any of them, such Company has so notified the Agent, in writing, prior to the creation of such Account, and there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act; (r) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by such Company or work, labor and/or services rendered by such Company; (s) does not arise out of progress billings prior to completion of the order; (t) the total unpaid Accounts from such Account Debtor does not exceed twenty-five percent (25%) of all Eligible Accounts; (u) such Company's right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever; (v) such Company is able to bring suit and enforce its remedies against the Account Debtor through judicial process; (w) does not represent interest payments, late or finance charges owing to such Company, (x) it otherwise satisfactory to the Agent as determined by the Agent in the exercise of its commercially reasonable discretion exercised in good faith and (y) such Account is not an Eligible Account.. In the event any Company

requests that the Agent include within Eligible Accounts certain Accounts of one or more of such Company's acquisition targets, the Agent shall at the time of such request consider such inclusion, but any such inclusion shall be at the sole option of the Agent and shall at all times be subject to the execution and delivery to the Agent of all such documentation (including, without limitation, guaranty and security documentation) as the Agent may require in its sole discretion."

"Late Payment Permitted Overadvance Amount" means for the period commencing on December 10, 2008, and through and including January 28, 2009, the sum of 85% of the dollar value of the Companies' First Eligible Accounts (plus 45% of the dollar value of the Companies Second Eligible Accounts.

"Second Eligible Accounts" means each Account of each Company which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Account Debtor and there shall not have been asserted any offset, defense or counterclaim; (d) continues to be in full conformity with the representations and warranties made by such Company to the Agent with respect thereto; (e) the Agent is, and continues to be, satisfied, in its reasonable credit judgment, with the credit standing of the Account Debtor in relation to the amount of credit extended; (f) there are no facts existing or threatened which are likely to result in any adverse change in an Account Debtor's financial condition; (g) is documented by an invoice in a form approved by the Agent and shall not be unpaid more than 150 days from invoice date; (h) not more than twenty-five percent (25%) of the unpaid amount of invoices due from such Account Debtor remains unpaid more than one hundred fifty (150) days from invoice date; (i) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of the Agent or represents a check in payment of an Account; (j) the Account Debtor is located in the United States, the United Kingdom or Canada; (k) the Agent has a first priority perfected Lien in such Account and such Account is not subject to any Lien other than Permitted Liens; (l) does not arise out of transactions with any employee, officer, director, stockholder or Affiliate of any Company; (m) is payable to such Company; (n) does not arise out of a bill and hold sale prior to shipment and does not arise out of a sale to any Person to which such Company is indebted; (o) is net of any returns, discounts, claims, credits and allowances; (p) is net of any royalty fees payable by such Company in connection with such Account; (q) if the Account arises out of contracts between such Company, on the one hand, and the United States, on the other hand, any state, or any department, agency or instrumentality of any of them, such Company has so notified the Agent, in writing, prior to the creation of such Account, and there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act; (r) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by such Company or work, labor and/or services rendered by such Company; (s) does not arise out of progress billings prior to

completion of the order; (t) the total unpaid Accounts from such Account Debtor does not exceed twenty-five percent (25%) of all Eligible Accounts; (u) such Company's right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever; (v) such Company is able to bring suit and enforce its remedies against the Account Debtor through judicial process; (w) does not represent interest payments, late or finance charges owing to such Company, (x) it otherwise satisfactory to the Agent as determined by the Agent in the exercise of its commercially reasonable discretion exercised in good faith and (y) such Account shall not be an Eligible Account or a First Eligible Account. In the event any Company requests that the Agent include within Eligible Accounts certain Accounts of one or more of such Company's acquisition targets, the Agent shall at the time of such request consider such inclusion, but any such inclusion shall be at the sole option of the Agent and shall at all times be subject to the execution and delivery to the Agent of all such documentation (including, without limitation, guaranty and security documentation) as the Agent may require in its sole discretion."

EXHIBIT A

LITIGATION CLAIMS

1. The Request for Arbitration filed with the International Chamber of Commerce (ICC) International Court of Arbitration (Reference No. 15440/JRF) in relation to a breach of contract dispute against Elumina Iberica, S.A, Elumina Iberica UK Limited, GP ADS, S.L. and GP ADS LTD, Kevin Clarke and Mark Smart.

2. The litigation filed in the U.S. District Court, District of Arizona (Case No. CIV 08-0256-PHX-HRH) brought by ProLink Solutions, LLC against Kevin Clarke d/b/a Elumina Iberica, UK, a sole proprietorship, regarding non-payment for goods sold.

3. The Request for Arbitration filed against Elumina Iberica, S.A. in accordance with the UNCITRAL Arbitration Rules as provided for in the parties' Exclusive Licensing and Distribution Agreement, regarding nonpayment of goods sold; such arbitration sought to be compelled by litigation filed in the U.S. District Court, District of Arizona (Case No. CIV 08-1001-PHX-HRH) brought by ProLink Solutions, LLC against Elumina Iberica SA.

4. The Claim for payment of insurance proceeds from the Export-Import Bank of the United States under policy No. 400038 (Claim Nos. ENB-24856 and ENB-24880) for nonpayment of goods sold, previously rejected and to be refilled upon obtaining successful verdicts in the above related matters.